EXHIBIT 12

 Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends




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Years ended December 31,                                    1994         1995           1996         1997          1998
                                                     -----------    ----------    ----------    ----------    ----------
Net income before extraordinary item                    $19,226       $33,127       $38,014       $70,199       $72,470

Add:
  Portion of rents representative
    of the interest factor                                  177           201           257           412           569
  Interest on indebtedness                               28,521        40,646        50,843        79,004       106,238
Adoption of SFAS No. 112 "Employers' Accounting
   for Postemployment Benefits"                             450            --            --            --            --
                                                     -----------    ----------    ----------    ----------    ----------
    Earnings                                            $48,374       $73,974       $89,114      $149,615      $179,277
                                                     ===========    ==========    ==========    ==========    ==========

Fixed charges and preferred stock dividend:
  Interest on indebtedness                              $28,521       $40,646       $50,843       $79,004      $106,238
  Capitalized interest                                       --            40           541         2,634         3,360
  Portion of rents representative
    of the interest factor                                  177           201           257           412           569
                                                     -----------    ----------    ----------    ----------    ----------
     Fixed charges                                       28,698        40,887        51,641        82,050       110,167
                                                     -----------    ----------    ----------    ----------    ----------
Add:
  Preferred stock dividend                                   --         6,637         9,713        17,345        23,593
                                                     -----------    ----------    ----------    ----------    ----------

     Combined fixed charges and preferred stock
      dividend                                          $28,698       $47,524       $61,354       $99,395      $133,760
                                                     ===========    ==========    ==========    ==========    ==========

Ratio of earnings to fixed charges                         1.69 x        1.81 x        1.73 x        1.82 x        1.63 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                          1.69          1.56          1.45          1.51          1.34
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